Exhibit 10.26
MICROMET, INC.
DIRECTOR COMPENSATION POLICY
     Non-employee members of the board of directors (the “Board”) of Micromet, Inc. (the “Company”), shall be eligible to receive cash and equity compensation effective upon consummation of the merger of CancerVax Corporation with Micromet AG, a corporation organized under the laws of Germany (the “Merger Date”), as set forth in this Director Compensation Policy. The cash compensation and equity awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee director who may be eligible to receive such cash compensation or equity awards unless such non-employee director declines the receipt of such cash compensation or equity awards by notice to the Company. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board.
     1. Cash Compensation.
          (a) General Board Retainer. Each non-employee director shall be eligible to receive an annual retainer of $16,000 for service on the Board. In addition, the Chairman of the Board shall be eligible to receive an annual retainer of $85,000 for service on the Board. The Chairman’s annual retainer for the first year following completion of the merger shall be paid upon consummation of the merger in common stock in lieu of cash.
          (b) Meeting Stipends. Each non-employee director shall receive a stipend of $1,500 for each Board meeting attended in person and $1,000 for each committee meeting attended in person. In addition, each non-employee director shall receive such stipends with respect to telephonic Board meetings and committee meetings if such telephonic meetings last approximately two hours or longer. The Chairman’s meeting stipends for the first year following completion of the merger shall be paid in common stock in lieu of cash.
          (c) Expense Reimbursements. The Company shall reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board or its committees. Any travel expenses shall be reimbursed in accordance with the Company’s standard travel policy.
     2. Equity Compensation. The stock options described in this Director Compensation Policy shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2003 Equity Incentive Award Plan (the “2003 Plan”), as amended from time to time, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2003 Plan.
          (a) Initial Awards. On the Merger Date, a person who is a non-employee director, other than the Chairman of the Board, automatically shall be granted a non-qualified stock option to purchase 35,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan). On the Merger Date, the Chairman of the Board automatically shall be granted a non-qualified stock option to purchase 70,000 shares of the Company’s common stock (subject to adjustment as provided in the 2003 Plan). In addition, a person who is initially elected or appointed to the Board following the Merger Date, and who is a non-employee director at the time of such initial election or appointment, automatically shall be granted a non-qualified stock option to purchase 35,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) on the date of such initial election or appointment. Each of the options described in this Section 2(a) is referred to herein as an “Initial Award.”
          (b) Committee Chair Awards. On the Merger Date, and thereafter on the date of each annual meeting of the Company’s stockholders, (i) the Chairman of the Audit Committee automatically shall be granted a non-qualified stock option to purchase 7,500 shares of Company common stock (subject to adjustment as provided in the 2003 Plan), (ii) the Chairman of the Compensation Committee automatically shall be granted a non-qualified stock option to purchase 5,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan), and (iii) the Chairman of the Nominating/Corporate Governance Committee automatically shall be granted a non-qualified stock option to purchase 2,500 shares of common stock (subject to adjustment as provided in the 2003 Plan). The option grants described in this Section 2(b) are referred to herein as “Committee Chair Awards.”
          (c) Annual Awards. A person who is a non-employee director, other than the Chairman of the Board, automatically shall be granted a non-qualified stock option to purchase 15,000 shares of Company common stock (subject to adjustment as provided in the 2003 Plan) on the date of each annual meeting of the Company’s stockholders after the Merger Date. The Chairman of the Board automatically shall be granted a non-qualified stock option to purchase 30,000 shares of the Company’s common stock (subject to adjustment as provided in the 2003 Plan) on the date of each annual meeting of the Company’s stockholders after the Merger Date. The option grants described in this Section 2(c) are referred to herein as “Annual Awards.”
          (d) Terms of Option Awards.
               (i) Exercise Price of Options. The per share price of each option granted to a non-employee director shall equal 100% of the fair market value of a share of common stock on the date the option is granted (as determined under the 2003 Plan).
               (ii) Vesting of Initial Awards. Options granted as Initial Awards to non-employee directors shall become vested in equal installments at the end of each calendar month over a period of three years from the date of grant, such that each stock option shall be 100% vested on the third anniversary of its date of grant, subject to a director’s continuing service on the Board through such dates. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.
               (iii) Vesting of Committee Chair Awards and Annual Awards. Options granted as Annual Awards to non-employee directors shall become vested in equal installments at the end of each calendar month over a period of one year from the date of grant, such that each stock option shall be 100% vested on the first anniversary of the date of grant, subject to a director’s continuing service on the Board through such date. No portion of an option which is unexercisable at the time of a non-employee director’s termination of membership on the Board shall thereafter become exercisable.
               (iv) Term. The term of each option granted to a non-employee director shall be ten years from the date the option is granted.

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